Exhibit 5.2

Amcor plc	Herbert Smith Freehills LLP Exchange House
83 Tower Road North Warmley	Primrose Street London EC2A 2EG
Bristol BS30 8XP United Kingdom	T +44 (0)20 7374 8000
F +44 (0)20 7374 0888
Amcor Finance (USA), Inc.	DX28 London Chancery Lane
2801 SW 149th Avenue, Suite 350
Miramar, Florida 33027 United States	www.herbertsmithfreehills.com

Amcor UK Finance plc 83 Tower Road North Warmley	Our ref
Bristol BS30 8XP United Kingdom	15533/31059018
Your ref
Amcor Pty Ltd
Level 11, 60 City Road Southbank	Date
Victoria 3006 Australia	26 May 2023

Amcor Flexibles North America, Inc. 2301 Industrial Drive
Neenah, Wisconsin 54956 United States

Dear Sir or Madam,

Amcor Finance (USA), Inc. (the "Issuer") - issue of US$500,000,000 5.625% Guaranteed Senior Notes due 2033 (the "Notes") guaranteed by Amcor UK Finance plc (the "UK Guarantor"), Amcor Flexibles North America, Inc., Amcor Pty Limited and Amcor plc (together with the UK Guarantor, the "Guarantors")

1.	INTRODUCTION

1.1	We have acted as legal advisers to the UK Guarantor as to matters of English law in connection with:

1.1.1	the guarantee of the Notes (the "Guarantee") by the UK Guarantor pursuant to an indenture dated as of 26 May 2023 (the "Indenture") between the Issuer, the Guarantors and Deutsche Bank Trust Company Americas as indenture trustee (the "Indenture Trustee"); and

1.1.2	the sale and delivery of the Notes pursuant to an underwriting agreement dated 17 May 2023 (the "Underwriting Agreement") between the Issuer, the Guarantors and J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC as representatives of the several underwriters named in Schedule 1 thereto (collectively, the "Underwriters").

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Herbert Smith Freehills LLP is a limited liability partnership registered in England and Wales with registered number OC310989. It is authorised and regulated by the Solicitors' Regulation Authority of England and Wales. A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2EG. We use the word partner of Herbert Smith Freehills LLP to refer to a member of Herbert Smith Freehills LLP, or an employee or consultant with equivalent standing and qualifications.

1.2	For the purpose of giving this opinion, we have examined the following documents:

1.2.1	an electronic scanned copy of the executed Indenture;

1.2.2	an electronic scanned copy of the executed Underwriting Agreement;

1.2.3	an electronic copy of the Prospectus Supplement dated 17 May 2023 relating to the Notes (the "Prospectus Supplement");

1.2.4	an electronic copy of the Registration Statement (including the prospectus) filed by each of the Issuer and the Guarantors on 10 June 2020 (the "Registration Statement");

1.2.5	copies of the Certificate of Incorporation and the Memorandum and Articles of Association of the UK Guarantor (together the "constitutional documents") certified as at 26 May 2023 as being a true, complete and up to date copy by the Secretary of the UK Guarantor;

1.2.6	scanned copies of minutes of a meeting of the board of directors of the UK Guarantor dated 29 May 2020, approving, amongst other things, the filing of the Registration Statement, certified as at 26 May 2023 as being a true, complete and up to date copy by the Secretary of the UK Guarantor;

1.2.7	scanned copies of minutes of a meeting of the board of directors of the UK Guarantor dated 12 May 2023, approving, amongst other things, the entry into the Indenture, the entry into the Underwriting Agreement, the giving of the Guarantee under the Indenture and approving the transactions contemplated thereunder, certified as at 26 2023 as being a true, complete and up to date copy by the Secretary of the UK Guarantor; and

1.2.8	the signing power of attorney referred to in the board minutes referred to above certified as at 26 May 2023 as being a true, complete and up to date copy by the Secretary of the UK Guarantor.

1.3	On 26 May 2023, at 10:06 am we carried out a search of the Companies House Direct service operated by the Registrar of Companies in England and Wales in respect of the UK Guarantor.

1.4	On 26 May 2023, a search of the Insolvency and Companies List, at the Royal Courts of Justice, was carried out (by us or by GlobalX (a trading name of Dye & Durham (UK) Limited) on our behalf) in relation to the UK Guarantor.

1.5	In this opinion:

1.5.1	the Indenture (including the Guarantee contained therein) and the Underwriting Agreement are together referred to as the "Agreements"; and

1.5.2	save as otherwise specified or as the context may otherwise require, expressions defined in the Underwriting Agreement (whether expressly or by incorporation), as at the date of this opinion, shall have the same meanings when used in this opinion.

1.6	Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting any party or made any other enquiries concerning any party.

2.	SCOPE OF THIS OPINION

2.1	We are solicitors qualified in England and Wales. We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.

2.2	No opinion is expressed as to matters of fact.

2.3	In this matter, we have taken instructions from the UK Guarantor in its capacity as the guarantor of the Notes. We have not received instructions from nor advised the Issuer, the Guarantors (other than the UK Guarantor), the Indenture Trustee, the holders of the Notes, any potential holders of the Notes, the Underwriters or any other person (except the UK Guarantor) in connection with the Agreements or any related document.

2.4	This opinion and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law. This opinion is given on the condition that the courts of England have exclusive jurisdiction to settle any dispute or claim arising out of or in connection herewith (including any non-contractual disputes or claims).

2.5	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

3.	ASSUMPTIONS

This opinion is based upon the assumption (which may or may not be the case) that:

3.1	Authenticity: all documents (including scanned, electronic and copy documents) examined by us are authentic, complete and accurate and all signatures and seals (if any) thereon are genuine;

3.2	Documents up-to-date etc: all documents (including the constitutional documents) which we have reviewed are and remain up-to-date, and have not been terminated or rescinded;

3.3	Due incorporation: each party to the Agreements (other than the UK Guarantor) is duly incorporated under its respective laws of incorporation;

3.4	Due execution: the Agreements have been duly executed by the persons authorised by the resolutions passed at the board meetings referred to in paragraph 1.2.6 and 1.2.7;

3.5	Extracts: in the case of any document from which extracts only have been supplied to us, the extracts do not reveal a misleading view of the document as a whole;

3.6	Resolutions: the resolutions of the board of directors of the UK Guarantor referred to in paragraphs 1.2.6 and 1.2.7 were passed at a properly convened and conducted meeting of the board and remain in full force and effect;

3.7	Directors: the directors of the UK Guarantor have acted in good faith and have complied with their duties under all applicable laws in relation to the approval and entry into of the Agreements;

3.8	Solvency: the UK Guarantor was solvent at the time of the execution and delivery of the Agreements and did not become insolvent as a result of entering into the arrangements contained in the Agreements and the UK Guarantor has not entered into any composition or arrangement with its creditors (or any class of them) in any jurisdiction which has not been revealed by the searches referred to in paragraph 1.3 or 1.4;

3.9	Administration etc.: no step has been taken to obtain a moratorium in relation to the UK Guarantor or to wind up the UK Guarantor or to place it into administration and no receiver has been appointed over or in respect of the assets of the UK Guarantor, nor has any analogous procedure or step been taken in any jurisdiction which (in either case) has not been revealed by the searches referred to in paragraph 1.3 or 1.4;

3.10	Overseas insolvency: no foreign main insolvency proceeding has been recognised in Great Britain under the Cross-Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in Great Britain in relation to any such proceedings) which would entitle actions in respect of any assets of the UK Guarantor the subject of those foreign proceedings to be taken in Great Britain;

3.11	Notes issued in accordance with the Agreements: the Notes will have been duly prepared and completed in accordance with the provisions and arrangements contained or described in the Indenture;

3.12	No breach: the UK Guarantor will not, by reason of the transactions contemplated by the Agreements, be in breach of any of its obligations under any agreement, licence, authorisation, consent or similar document;

3.13	Misconduct etc.: no party to any of the Agreements (and no individual employed by or acting on behalf of any such party) is, or will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Agreements which might render the Agreements or any transaction contemplated thereby or any associated activity (including, without limitation, the issue of the Notes) illegal, void or unenforceable;

3.14	Entry into Agreements: each party has entered into each of the Agreements in pursuance of a commercial activity and the terms of each of the Agreements have been freely negotiated by the parties thereto; and

3.15	No change to Agreements: there are no other arrangements or relationships between any party to the Agreements which modify, supersede or conflict with any of the terms of the Agreements.

4.	OPINIONS

4.1	Based on the documents referred to in paragraph 1.2 and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that:

4.1.1	Status: the UK Guarantor is a company duly incorporated with limited liability under English law and is capable of suing and being sued in its corporate name;

4.1.2	Capacity: the UK Guarantor has the power and legal capacity to enter into and perform its obligations under the Agreements to which it is a party and the execution and performance of its obligations under such Agreements will not contravene its constitutional documents; and

4.1.3	Authority and execution: the UK Guarantor has taken all necessary corporate actions to authorise the execution, performance and delivery of the Agreements, and the use of the Registration Statement and the Prospectus Supplement in connection with the issue of the Notes.

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this paragraph 5.

5.2	Information in the Registration Statement and Prospectus Supplement: We have not investigated or verified the truth or accuracy of the information contained in the Prospectus Supplement and the Registration Statement. We express no opinion as to whether the Prospectus Supplement and the Registration Statement contains all the information required by U.S. Securities laws or the Securities and Exchange Commission.

5.3	Records: The records of the Registrar of Companies and the Insolvency and Companies List may not be complete, accurate or up to date. In particular, the Insolvency and Companies List may not contain details of moratoria applications filed, administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London.

5.4	Insolvency etc.: This opinion is subject to (i) all applicable limitations arising from bankruptcy, insolvency, liquidation, administration, reorganisation, moratorium, reconstruction or similar laws and (ii) all applicable general principles of law affecting the rights of creditors (whether secured or unsecured) generally.

5.5	Tax: We express no opinion as to the tax treatment of the Agreements, the Notes, the transactions contemplated thereby or any other tax matters.

6.	ADDRESSEES AND RESPONSIBILITY

6.1	This opinion (which is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters not specifically referred to herein) is addressed to you personally, is provided for your benefit and is provided solely pursuant to Item 601 of Regulation S-K of the United States Securities Act of 1933, as amended and cannot be relied on for any other purpose. This opinion is given on the basis that we have no obligation to notify any present addressee or future recipient of this opinion of any change in English law or its application after the date of this opinion.

6.2	This opinion is given by Herbert Smith Freehills LLP which assumes liability for and is solely responsible for it.

7.	CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by Amcor plc on the date hereof and the incorporation by reference thereof into the Registration Statement and further consent to the reference to our name under the caption "Legal Matters" in the Prospectus Supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Yours faithfully,

/s/ Herbert Smith Freehills LLP

Herbert Smith Freehills LLP

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